Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-50230

                          Prospectus Supplement No. 25
            Dated November 17, 2005 (to Prospectus November 30, 2000)


                         AMERICAN BIO MEDICA CORPORATION

      This Prospectus Supplement is part of the Prospectus dated November 30, 2000 related to an offering of up to 2,361,733 shares of our common stock by the persons identified as the "selling shareholder" in the Prospectus.

Recent Developments.

      Attached hereto is:

      - Our Quarterly Report on Form 10-QSB for the quarter ending September 30, 2005 filed with the Commission on November 8, 2005.

      The date of this Prospectus Supplement is November 17, 2005.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                   FORM 10-QSB

[x] Quarterly report under Section 13 or 15(d) of the Securities Exchange Act of 1934.

      For the quarterly period ended September 30, 2005.

[_] Transition report under Section 13 or 15(d) of the Securities Exchange Act of 1934.

      For the transition period from              to

                         Commission File Number: 0-28666

                         AMERICAN BIO MEDICA CORPORATION
        -----------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

                       New York                         14-1702188
        -----------------------------------------------------------------
           (State or other jurisdiction of           (I.R.S. Employer
            incorporation or organization)          Identification No.)

                   122 Smith Road, Kinderhook, New York 12106
                   -------------------------------------------
                    (Address of principal executive offices)

                                  800-227-1243
                           ---------------------------
                           (Issuer's telephone number)

      Check whether the issuer: (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                                              Yes [X]     No [ ]

      Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act)
                                                              Yes [ ]     No [X]

      State the number of shares outstanding of each of the issuer's classes of common equity as of the latest practicable date:

      21,359,768 Common Shares as of November 8, 2005

      Transitional Small Business Disclosure Format: Yes [ ] No [X]

                                     PART I
                              FINANCIAL INFORMATION

                         American Bio Medica Corporation
                                 Balance Sheets

                                                                     September 30,      December 31,
                                                                         2005               2004
                                                                     (Unaudited)
                                                                     ------------       ------------
                               Assets
Current assets:
      Cash and cash equivalents                                      $    776,000       $    995,000
      Accounts receivable, net of allowance of $105,000 at both
       September 30, 2005 and December 31, 2004                         1,602,000          1,108,000
       Inventory-net of reserve for slow moving and obsolete
       inventory of $100,000 at both September 30, 2005 and
       December 31, 2004                                                4,443,000          4,338,000
      Prepaid and other current assets                                    140,000            121,000
                                                                     ------------       ------------

Total current assets                                                    6,961,000          6,562,000

Property, plant and equipment, net                                      1,651,000          1,808,000
Other assets                                                                7,000              5,000
                                                                     ------------       ------------

Total assets                                                         $  8,619,000       $  8,375,000
                                                                     ============       ============

                Liabilities and Stockholders' Equity

Current liabilities:
      Accounts payable                                               $    945,000       $  1,358,000
      Accrued liabilities                                                 218,000            176,000
      Wages payable                                                       293,000            243,000
      Line of Credit                                                       78,000
      Current portion of mortgages and notes payable                       43,000             71,000
      Current portion of unearned grant                                    10,000              6,000
                                                                     ------------       ------------

 Total current liabilities                                              1,587,000          1,854,000

  Long term portion of mortgages and notes payable                        602,000            629,000
  Long term portion of unearned grant                                      70,000             54,000
                                                                     ------------       ------------

 Total liabilities                                                      2,259,000          2,537,000
                                                                     ------------       ------------

Stockholders' equity:
    Preferred stock; par value $.01 per share; 5,000,000 shares authorized; none issued and outstanding
    Common stock; par value $.01 per share; 50,000,000 shares
     authorized; 21,284,768 and 21,282,268 shares issued and
     outstanding at September 30, 2005 and December 31, 2004,
     respectively
                                                                          213,000            213,000
Additional paid-in capital                                             18,765,000         18,763,000
Accumulated deficit                                                   (12,618,000)       (13,138,000)
                                                                     ------------       ------------

Total stockholders' equity                                              6,360,000          5,838,000
                                                                     ------------       ------------

Total liabilities and stockholders' equity                           $  8,619,000       $  8,375,000
                                                                     ============       ============

The accompanying notes are an integral part of the financial statements

                         American Bio Medica Corporation
                            Statements of Operations
                                   (Unaudited)

                                                       For The Nine Months Ended
                                                             September 30,
                                                    -------------------------------
                                                        2005               2004
                                                    ------------       ------------
Net sales                                           $ 10,315,000       $  9,519,000
Cost of goods sold                                     4,907,000          4,293,000
                                                    ------------       ------------
Gross profit                                           5,408,000          5,226,000
                                                    ------------       ------------

Operating expenses:
    Research and development                             520,000            511,000
    Selling and marketing                              2,540,000          2,115,000
    General and administrative                         1,788,000          1,955,000
    Employee severance costs                                                240,000
                                                    ------------       ------------
                                                       4,848,000          4,821,000
                                                    ------------       ------------
Operating income                                         560,000            405,000
                                                    ------------       ------------

Other income (expense):
   Other income (expense)                                  5,000             (2,000)
   Interest income                                         3,000              7,000
   Interest expense                                      (42,000)           (40,000)
                                                    ------------       ------------
                                                         (34,000)           (35,000)
                                                    ------------       ------------
Income before provision for income taxes                 526,000            370,000
Income taxes                                               6,000             35,000
                                                    ------------       ------------
Net income                                          $    520,000       $    335,000
                                                    ============       ============

Basic income per common share                       $       0.02       $       0.02
                                                    ============       ============

Diluted income per common share                     $       0.02       $       0.02
                                                    ============       ============

 Weighted average shares outstanding -
    basic                                             21,293,010         21,154,781
 Dilutive effect of stock options and warrants            64,514            723,084
                                                    ------------       ------------
 Weighted average shares outstanding -
    diluted                                           21,357,524         21,877,865
                                                    ============       ============

The accompanying notes are an integral part of the financial statements

                         American Bio Medica Corporation
                            Statements of Operations
                                   (Unaudited)

                                                       For The Three Months Ended
                                                             September 30,
                                                    -------------------------------
                                                        2005               2004
                                                    ------------       ------------
Net sales                                           $  3,570,000       $  3,254,000
Cost of goods sold                                     1,569,000          1,396,000
                                                    ------------       ------------
Gross profit                                           2,001,000          1,858,000
                                                    ------------       ------------

Operating expenses:
    Research and development                             188,000            239,000
    Selling and marketing                                859,000            761,000
    General and administrative                           642,000            546,000
                                                    ------------       ------------
                                                       1,689,000          1,546,000
                                                    ------------       ------------
Operating income                                         312,000            312,000
                                                    ------------       ------------

Other income (expense):
   Interest income                                         1,000              2,000
   Interest expense                                      (15,000)           (12,000)
                                                    ------------       ------------
                                                         (14,000)           (10,000)
                                                    ------------       ------------
Income before provision for income taxes                 298,000            302,000
Income taxes                                                                (24,000)
                                                    ------------       ------------
Net income                                          $    298,000       $    278,000
                                                    ============       ============

Basic income per common share                       $       0.01       $       0.01
                                                    ============       ============

Diluted income per common share                     $       0.01       $       0.01
                                                    ============       ============

 Weighted average shares outstanding -
    basic                                             21,309,225         21,282,268
 Dilutive effect of stock options and warrants            35,413            165,472
                                                    ------------       ------------
 Weighted average shares outstanding -
    diluted                                           21,344,638         21,447,740
                                                    ============       ============

The accompanying notes are an integral part of the financial statements

                         American Bio Medica Corporation
                            Statements of Cash Flows
                                   (Unaudited)

                                                                                       For The Nine Months Ended
                                                                                             September 30,
                                                                                     -----------------------------
                                                                                         2005              2004
                                                                                     -----------       -----------
Cash flows from operating activities:
 Net income                                                                          $   520,000       $   335,000
  Adjustments to reconcile net income to net cash used in operating activities:
     Depreciation                                                                        281,000           188,000
     Non cash compensation expense                                                                         228,000
     Changes in:
       Accounts receivable                                                              (494,000)         (354,000)
       Inventory                                                                        (105,000)         (366,000)
       Prepaid and other current assets                                                  (20,000)          (74,000)
       Accounts payable                                                                 (413,000)          230,000
       Accrued liabilities                                                                43,000           (55,000)
       Unearned Grant                                                                     (5,000)
       Wages payable                                                                      50,000           (80,000)
                                                                                     -----------       -----------
         Net cash used in operating activities                                          (143,000)          (52,000)
                                                                                     -----------       -----------

Cash flows from investing activities:
  Purchase of property, plant and equipment                                             (125,000)         (392,000)
                                                                                     -----------       -----------
         Net cash used in investing activities                                          (125,000)         (392,000)
                                                                                     -----------       -----------

Cash flows from financing activities:
  Proceeds from exercise of warrants                                                       3,000           528,000
  Proceeds from exercise of options                                                                         53,000
  Debt payments                                                                          (57,000)          (44,000)
  Proceeds from line of credit                                                            78,000           132,000
  Line of credit payments                                                                                  (99,000)
  Proceeds from grant                                                                     25,000
                                                                                     -----------       -----------
         Net cash provided by financing activities                                        49,000           570,000
                                                                                     -----------       -----------

Net increase / (decrease) in cash and cash equivalents                                  (219,000)          230,000
Cash and cash equivalents - beginning of period                                          995,000           942,000
                                                                                     -----------       -----------

Cash and cash equivalents - end of period                                            $   776,000       $ 1,172,000
                                                                                     ===========       ===========

Supplemental disclosures of cash flow information
      Cash paid during period for interest                                           $    42,000       $    40,000
      Issuance of note payable for purchase of equipment                                               $    85,000

The accompanying notes are an integral part of the financial statements

Notes to financial statements (unaudited)

                               September 30, 2005

Note A - Basis of Reporting

      The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, such statements include all adjustments, which are considered necessary for a fair presentation of the financial position of American Bio Medica Corporation (the "Company" or "ABMC") at September 30, 2005, and the results of its operations, and cash flows for the nine-month and three-month periods ended September 30, 2005 and 2004. The results of operations for the nine-month and three-month periods ended September 30, 2005 are not necessarily indicative of the operating results for the full year. These financial statements should be read in conjunction with the Company's audited financial statements and related disclosures for the year ended December 31, 2004 included in the Company's Form 10-KSB.

      During the year ended December 31, 2004, the Company earned net income of $266,000 from net sales of $12,241,000, and had net cash provided by operating activities of $134,000. During the nine months ended September 30, 2005, the Company earned a net income of $520,000 from net sales of $10,315,000. The Company had net cash outflows from operating activities of $143,000 for the first nine months of 2005 primarily as a result of increases in accounts receivables, and reductions in accounts payable from payments made for inventory purchases made in the fourth quarter of 2004. The Company continued to take steps to improve its financial prospects including focusing on research and development and sales and marketing. In 2004, the Company added six new regional sales or sales support professionals, a production manager, a controller, a quality control manager and an additional quality control resource. The Company also hired marketing support professionals in both the first and third quarters of 2005.

      The Company's continued existence is dependent upon several factors, including its ability to raise revenue levels and reduce costs to generate positive cash flows, and to sell additional shares of the Company's common stock to fund operations, if necessary.

NEW ACCOUNTING STANDARDS

      In December 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 132R ("FAS 132R"), "Employers' Disclosures about Pensions and Other Postretirement Benefits". The statement provides disclosures requirements for defined benefit pension plans and other post-retirement benefit plans. The statement was effective for annual financial statements with fiscal years ending after December 15, 2003, and for interim periods beginning after December 15, 2003. The Company adopted FAS 132R during the year ended December 31, 2004. The adoption of FAS 132R did not have any impact on the Company's operating results or financial position.

      In December 2003, the FASB published a revision to Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46R"), to clarify some of the provisions of the original interpretation, and to exempt certain entities from its requirements. Under the revised guidance, there are new effective dates for companies that have interests in structures that are commonly referred to as special-purpose entities. FIN 46R did not impact the Company's operating results or financial position because the Company does not have any variable interest entities.

      In March 2004, the Emerging Issues Task Force reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments" ("EITF 03-1"). EITF 03-1 provides a three-step impairment model for determining whether an investment is other-than-temporarily impaired and requires the Company to recognize such impairments as an impairment loss equal to the difference between the investment's cost and fair value at the reporting date. The guidance became effective for the Company during the first quarter of fiscal 2005. The Company adopted the provisions of EITF 03-1 during the year ended December 31, 2004. EITF 03-1 did not impact the Company's operating results or financial position.

      In May 2004, the FASB issued Staff Position 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FAS 106-2"), providing final guidance on accounting for the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Act"). The Company adopted the provisions of FAS 106-2 during the year ended December 31, 2004. FAS 106-2 did not impact the Company's operating results or financial position.

      In November 2004, the FASB issued SFAS No. 151 "Inventory Costs - An Amendment of ARB No. 43, Chapter 4" ("FAS 151"). FAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, FAS 151 requires that allocation of fixed and production facilities overhead to conversion costs should be based on normal capacity of the production facilities. The provisions in FAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of FAS 151 will have a significant effect on its financial statements.

      In November 2004, the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets -- An Amendment of APB Opinion No. 29" ("FAS 153"). The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance -- that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The Company does not believe that the adoption of FAS 153 will have a significant effect on its financial statements.

      In November 2004, the FASB's Emerging Issues Task Force reached a consensus on Issue No. 03-13, "Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations" ("EITF 03-13"). The guidance should be applied to a component of an enterprise that is either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. The adoption of EITF 03-13 did not have a significant effect on the Company's financial statements.

      In December 2004, the FASB issued Staff Position No. FAS 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004" ("FAS 109-2"). FAS 109-2 requires the Company to disclose the total effect on income tax expense (or benefit) for amounts that have been recognized under the repatriation provision. For annual financial statements, any effect should be shown separately in the same place (either on the face of the income statement or in the footnotes) that the amounts of current and deferred taxes are disclosed for the period. The Company does not believe that the adoption of Staff Position No. FAS 109-2 will have a significant effect on its financial statements.


      In December 2004, the FASB issued FAS No. 123 (revised 2004), "Share-Based Payment", ("FAS No. 123(R)"), which amends FAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. FAS No. 123(R) requires compensation expense to be recognized for all share-based payments made to employees based on the fair value of the award at the date of grant, eliminating the intrinsic value alternative allowed by FAS No. 123. Generally, the approach to determining fair value under the original pronouncement has not changed. However, there are revisions to the accounting guidelines established, such as accounting for forfeitures, which will change our accounting for stock-based awards in the future.

      FAS No. 123(R) must be adopted in the first interim or annual period beginning after December 15, 2005. The statement allows companies to adopt its provisions using either of the following transition alternatives:

      (i) The modified prospective method, which results in the recognition of compensation expense using FAS 123(R) for all share-based awards granted after the effective date and the recognition of compensation expense using FAS 123 for all previously granted share-based awards that remain unvested at the effective date; or

      (ii) The modified retrospective method, which results in applying the modified prospective method and restating prior periods by recognizing the financial statement impact of share-based payments in a manner consistent with the pro forma disclosure requirements of FAS No. 123. The modified retrospective method may be applied to all prior periods presented or previously reported interim periods of the year of adoption.

      We currently plan to adopt FAS No. 123(R) on January 1, 2006 using the modified prospective method. Because we currently account for share-based payments to our employees using the intrinsic value method, our results of operations have not included the recognition of compensation expense for the issuance of stock option awards. Had we applied the fair-value criteria established by FAS No. 123(R) to previous stock option grants, the impact to our results of operations would have approximated the impact of applying FAS No. 123, which was a reduction to net income of approximately $995,000 in 2004, $1,018,000 in 2003 and $881,000 in 2002. The impact of applying SFAS No. 123 to previous stock option grants for the year ended December 31, 2005 will be a reduction in net income equal to approximately $705,000, including $505,000 in the first nine months of 2005. We currently expect the recognition of compensation expense for stock options issued and outstanding at September 30, 2005 to reduce our 2006 net income by approximately $164,000.

      FAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce our net operating cash inflows and increase our net financing cash flows in periods after adoption. The impact that this change in reporting will have on future periods cannot be determined at this time because the benefit recognized is dependent upon attributes that vary for each option exercise.

      In May 2005, the FASB issued FAS No. 154. "Accounting Changes and Error Corrections" which replaced APB Opinion No. 20 and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle ("FAS No. 154"). This statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. FAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. FAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. The Company does not believe that the adoption of FAS No. 154 will have a significant effect on its financial statements.

Note B - Net Income Per Common Share

      Basic net income or loss per share is calculated by dividing the net income or loss by the weighted average number of outstanding common shares during the period. Diluted net income or loss per share includes the weighted average dilutive effect of stock options and warrants.

         Potential common shares outstanding as of September 30, 2005 and 2004:

                                           September 30,        September 30,
                                                2005                 2004
                                                ----                 ----

             Warrants                        2,243,420             2,245,920
             Options                         4,278,080             4,321,080

      For the three months and nine months ended September 30, 2005 the number of securities not included in the diluted EPS, because the effect would have been anti-dilutive, were 5,783,000 and 4,884,500, respectively. For the three months and nine months ended September 30, 2004 the number of securities not included in the diluted EPS, because the effect would have been anti-dilutive, were 3,686,000 and 1,951,670 respectively.

      The following pro forma information gives effect to fair value of the options on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, volatility of 75% to 77% for 2005 and 79% to 81% for 2004, risk free interest rates ranging from 4.26% to 4.91% for 2005 and 4.62% to 5.34% for 2004, and an expected life of 10 years for both 2005 and 2004. The pro-forma net income represents nine months amortization of expense associated with the option grants.

                                     Nine months ended     Nine months ended
                                    September 30, 2005     September 30, 2004
                                    ------------------     ------------------

    Net Income/(loss):
          As reported                 $      520,000       $      335,000
          Pro forma                   $     (141,000)      $     (419,000)
    Basic income/(loss) per share
         As reported                  $          .02       $          .01
         Pro forma                    $         (.01)      $         (.02)
    Diluted income/(loss) per share
          As reported                 $          .02       $          .01
          Pro forma                   $         (.01)      $         (.02)

Note C - Litigation

      The Company has been named in legal proceedings in connection with matters that arose during the normal course of its business, and that in the Company's opinion are not material. While the ultimate result of any litigation cannot be determined, it is management's opinion based upon consultation with counsel, that it has adequately provided for losses that may be incurred related to these claims. If the Company is unsuccessful in defending any or all of these claims, resulting financial losses could have an adverse effect on the financial position, results of operations and cash flows of the Company.

Note D - Reclassifications

      Certain items have been reclassified to conform to the current presentation.

Note E - Employee Severance Costs

      During the first quarter of 2004 the Company incurred severance costs as a result of several personnel changes made in conjunction with the changing needs of the business. Included in these changes were the separation of an executive vice president and a manager of operations, a sales representative, and two clerical positions, all at the Company's headquarters in Kinderhook, NY. The costs related to these separations totaled $240,000, of which $30,000 was non-cash.

Note F - Line of Credit

      The Company has available a line of credit with First Niagara Financial Group, Inc. ("FNFG") and has a maximum available line of $350,000, not to exceed 70% of accounts receivable less than 60 days. The interest rate is .25% above the FNFG prime rate and the Company is required to pay the principal down to $0 for a 30 consecutive day period in each 12 month period during which the line is available.


Item 2. Management's Discussion and Analysis or Plan of Operation

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

      The following discussion of the Company's financial condition and the results of operations should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this document.

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that in addition to the description of historical facts contained herein, this report contains certain forward-looking statements that involve risks and uncertainties as detailed herein and from time to time in the Company's other filings with the Securities and Exchange Commission and elsewhere. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These factors include, among others: (a) the Company's fluctuations in sales and operating results; (b) risks associated with international business; (c) regulatory, competitive and contractual risks; (d) product development risks; and (e) the ability to achieve strategic initiatives, including but not limited to the ability to achieve sales growth across the business segments through a combination of enhanced sales force, new products, and customer service.

Critical accounting policies

      There have been no significant changes to the Company's critical accounting policies, which are included in the Company's form 10-KSB filing for the year ended December 31, 2004, during the nine months ended September 30, 2005.

Results of operations for the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004

      Net sales were $10,315,000 for the nine months ended September 30, 2005 as compared to $9,519,000 for the nine months ended September 30, 2004, an increase of $796,000 or 8.4%. The Company's efforts to grow its direct sales continued in the first nine months of 2005 with the addition of six new sales professionals. Further, two marketing support professionals were added during 2005 to support the sales efforts of the direct sales and inside sales groups. Direct sales accounted for 73.9% or $7,619,000 of sales for the first nine months compared to $6,741,000 or 70.8% a year ago. Telemarketing, international and other sales contributed $2,696,000 or 26.1% of the net sales for the first nine months of 2005, compared to $2,778,000 or 29.2% of the net sales for the same period in 2004.

      During the nine months ended September 30, 2005, the Company continued its program to market and distribute its urine based drug screens, the Rapid Drug Screen(R), Rapid TEC(R) and Rapid One(R) product lines. The Company also continued to market and distribute its newly developed Oralstat(R), a saliva based drug screen, and the RDS(R) InCup(TM), an all-inclusive urine drug screen, both introduced in the third quarter of 2004. The Company continued sales of its Rapid Reader(TM), a portable computer peripheral device that captures a picture of test results on an ABMC drug screen using a high-resolution camera. The Rapid Reader then interprets and records the results. The result information is then sent to a data management system, which enables the user to store, transmit, report and print the drug test results.

      The Company continued its contract manufacturing operations for unaffiliated third parties during the first nine months of 2005. Development continued on the production of a point of collection test for HIV, which is currently being evaluated by the FDA. In addition, the Company continued the manufacture of a test for the detection of Respiratory Syncytial Virus ("RSV"), a juvenile respiratory disease, a test developed in the third quarter of 2004.

      Cost of goods sold for the nine months ended September 30, 2005 was $4,907,000 or 47.6% of net sales as compared to $4,293,000 or 45.1% of net sales for the nine months ended September 30, 2004. The increase in cost of goods sold is due to the increase in net sales and increases in the cost of labor for manufacturing, stemming from the greater diversity and complexity of new products. Gross profit margin fell 2.5% year over year. While the cost of labor and overhead rose in 2005 compared to a year ago, cost of materials has remained relatively consistent and the company continued its efforts to control the costs to produce its products.

      Operating expenses remained relatively flat; to $4,848,000, or 47.0% of net sales, in the first nine months of 2005, compared to $4,821,000, or 50.6% of net sales, in the same period in 2004. Research and development ("R&D") expense was $520,000, up from $511,000 in the first nine months of 2004. This is attributable to increased costs for FDA compliance and consulting fees. Selling and marketing expense was $2,540,000 for the first nine months of 2005 compared to $2,115,000 in the same period a year ago. The increase is attributed to hiring six additional sales professionals to further increase penetration in the market. General and administrative expenses decreased to $1,788,000 in the first nine months of 2005, compared to $1,955,000 in the same period a year ago.

      Included in operating expenses in the first nine months of 2004 are charges of $664,000 of which $240,000 related to employee severance costs, incurred in response to the changing needs of the business in January 2004 and $199,000 of expense related to a financial advisory services contract executed in December of 2003 and subsequently cancelled during the second quarter of 2004. These charges of $664,000 also included general and administrative expense for the first nine months of 2004 of $225,000 in professional fees related to the Company's investigation into allegations identified in an anonymous letter received by its independent accountants in February 2004. As part of this response, an independent counsel performed an internal investigation.

      Though the investigation expenses did not recur in the first nine months of 2005, other expenses were incurred related to the company's continued efforts to grow sales, increase market penetration, and address increased regulatory reporting requirements. In 2004, the Company added six new regional sales or sales support professionals, a production manager, a controller, a quality control manager and an additional quality control resource. The Company also hired marketing support professionals in both the first and third quarters of 2005.

Research and development

      R&D expenses for the nine months ended September 30, 2005 were $520,000 or 5.0% of net sales compared to $511,000 or 5.4% of net sales for the nine months ended September 30, 2004. The increase in expense is primarily due to an increase in consulting costs in addition to an increase in FDA compliance costs. Management continues its strategy to: focus on new product development to meet the changing needs of the point of collection drugs of abuse testing market; develop test components for an HIV test currently under development for a third party and being evaluated by the FDA; and develop new uses of immunoassay lateral flow technology.

Selling and marketing expense

      Selling and marketing expense was $2,540,000 or 24.6% of net sales in the first nine months of 2005. This represents an increase of $425,000, from $2,115,000 or 22.2% of net sales in the same six months in 2004. This increase is primarily attributable to the addition of six sales professionals and a marketing support professional to further penetrate the Company's core markets; corporate/workplace and government/corrections. Further, in the first three quarters of 2005 expenses for advertising and promotion and travel were higher than the same period a year ago.

General and administrative expense

      General and administrative (G&A) expense was $167,000 lower in the first nine months of 2005 than the same period in 2004. Total G&A expense for the nine months ended September 30, 2005 was $1,788,000 or 17.3% of net sales compared to $1,955,000 or 20.5% of net sales in the first nine months of 2004. Included in G&A expense in the first nine months of 2004 was $225,000 of expense related to the independent investigation described above plus $199,000 of non-cash compensation for a financial advisory agreement entered into in the fourth quarter of 2003 and subsequently cancelled during the second quarter of 2004. Though these expenses did not recur in the first nine months of 2005, other expenses increased including expenses attributable to additional personnel hired to address increased regulatory reporting requirements such as: operations management, additional quality control management and additional finance resources to comply with the Sarbanes Oxley Act of 2002 and associated regulations. Further, director's fees and expenses, and state and local taxes increased in the first nine months of 2005 compared to 2004. These increases were partially offset by savings in consulting fees, accounting fees and outside service fees.

Results of operations for the three months ended September 30, 2005 as compared to the three months ended September 30, 2004

      Net sales were $3,570,000 for the three months ended September 30, 2005 as compared to $3,254,000 for the three months ended September 30, 2004, representing an increase of $316,000 or 9.7%. Direct sales accounted for 75.6%, or $2,698,000, of sales for the third quarter compared to $2,423,000, or 74.5%, a year ago. Telemarketing, international and other sales contributed $873,000 or 24.4% of the net sales for the third quarter of 2005, compared to $832,000 or 25.6% of the net sales for the same period in 2004.

      During the three months ended September 30, 2005, the Company continued its extensive program to market and distribute its urine based drug screens, the Rapid Drug Screen(R), Rapid TEC(R) and Rapid One(R) product lines. The Company also continued to market and distribute its newly developed Oralstat(R), a saliva based drug screen, and the RDS(R) InCup(TM), an all-inclusive urine drug screen, both introduced in the third quarter of 2004. The Company continued sales of its Rapid Reader(TM), a portable computer peripheral device that captures a picture of test results on an ABMC drug screen using a high-resolution camera. The Rapid Reader then interprets and records the results. The results and interpretation are then sent to a data management system, which enables the user to store, transmit, report and print the drug test results.

      The Company continued its contract manufacturing operations for unaffiliated third parties during the third quarter of 2005. Development continued on the production of a point of collection test for HIV, which is currently being evaluated by the FDA. In addition, the Company continued the manufacture of a test for the detection of Respiratory Syncytial Virus ("RSV"), a juvenile respiratory disease, a test developed in the third quarter of 2004.

      Cost of goods sold for the three months ended September 30, 2005 was $1,569,000 or 43.9% of net sales as compared to $1,396,000 or 42.9% of net sales for the three months ended September 30, 2004. The increase in cost of goods sold is due to an increase in sales along with an increase in the cost of labor in manufacturing, stemming from the greater diversity and complexity of new products. Gross profit margin fell 1.0% in the third quarter of 2005 compared to the same period in 2004. While the cost of labor and overhead rose in 2005 compared to a year ago, the cost of materials has remained relatively consistent and the Company continued its efforts to control the costs to produce its products.

      Operating expenses increased to $1,689,000, or 47.3% of net sales, in the third quarter of 2005, compared to $1,546,000, or 47.6% of net sales, in the same period in 2004. This is attributable to increases in selling and marketing expenditures of $98,000, G&A expenditures of $96,000, offset by a decrease in R&D expense of $51,000.

Research and development

      R&D expenses for the three months ended September 30, 2005 were $188,000, or 5.3% of net sales, compared to $239,000, or 7.3% of net sales, for the three months ended September 30, 2004. The decrease in R&D expense is primarily due to the decrease in cost of labor, supplies and materials and consulting fees. Management continues its strategy to: focus on new product development to meet the changing needs of the point of collection drug of abuse testing market; develop test components for an HIV test currently under development for a third party and being evaluated by the FDA; and develop new uses of immunoassay lateral flow technology.

Selling and marketing expense

      Selling and marketing expense was $859,000, or 24.1% of net sales, in the third quarter of 2005, an increase of $98,000, from $761,000, or 23.4% of net sales, in the same three months of 2004. This increase is primarily attributable to the addition of six sales professionals and two marketing support professionals to further penetrate the Company's core markets; corporate/workplace and government/corrections. Further, in the third quarter of 2005 expenses for advertising and promotion and travel were higher than the same period a year ago.

General and administrative expense

      General and administrative expense increased by $96,000 in the third quarter of 2005 compared to the same period in 2004. Total G&A expense in the third quarter of 2005 was $642,000, or 18.0% of net sales, compared to $546,000, or 16.8% of net sales, in the three months ended September 30, 2004. This increase is attributable to additional personnel hired to address increased regulatory reporting requirements such as: operations management, additional quality control management and additional finance resources to comply with the Sarbanes Oxley Act of 2002 and associated regulations. Further, investor relations and quality assurance expense as well as director's fees increased in the third quarter of the current year compared to last year. These increases were partially offset by savings in consulting fees, accounting fees and outside service fees.

LIQUIDITY AND CAPITAL RESOURCES AS OF SEPTEMBER 30, 2005

      The Company's cash requirements depend on numerous factors, including product development activities, ability to penetrate the direct sales market, market acceptance of its new products, and effective management of inventory levels in response to sales forecasts. The Company expects to devote substantial capital resources to continue its product development, expand manufacturing capacity, and support its direct sales efforts. The Company will examine other growth opportunities including strategic alliances and expects such activities will be funded from existing cash and cash equivalents, issuance of additional equity or debt securities or additional borrowings subject to market and other conditions. The Company believes that its current cash balances, and cash generated from future operations will be sufficient to fund operations for the next twelve months. If cash generated from operations is insufficient to satisfy the Company's working capital and capital expenditure requirements, the Company may be required to sell additional equity or obtain additional credit facilities. There is no assurance that such financing will be available or that the Company will be able to complete financing on satisfactory terms, if at all.

      Management believes that the amount of research and development, selling and marketing and general and administrative costs may increase as the Company continues its investment in long term growth and creates the necessary infrastructure to: achieve its worldwide drug test marketing and sales goals, continue its penetration of the direct sales market, support research and development projects and leverage new product initiatives. However, management has implemented programs to control the rate of increase of these costs to be consistent with the expected sales growth rate of the Company.

      The Company has working capital of $5,374,000 at September 30, 2005 compared to working capital of $4,708,000 at December 31, 2004. The Company has historically satisfied its net working capital requirements, if needed, through cash generated by proceeds from private placements of equity securities with institutional investors. The Company has never paid any dividends on its common shares and anticipates that all future earnings, if any, will be retained for use in the Company's business and it does not anticipate paying any cash dividends.

      Net cash used in operating activities was $143,000 for the nine months ended September 30, 2005 compared to net cash used in operating activities of $52,000 for the nine months ended September 30, 2004. The net cash used in operating activities for the nine months ended September 30, 2005 resulted primarily from increases in accounts receivable and inventory and reductions in accounts payable offset by decreases in accrued expenses and wages payable. Reductions in accounts payable pertain to purchases of inventory materials in the fourth quarter of 2004, paid for in the first quarter of 2005.

      Net cash used in investing activities was $125,000 for the nine months ended September 30, 2005 compared to net cash used in investing activities of $392,000 for the nine months ended September 30, 2004. The net cash used in investing activities in the first nine months of 2005 was exclusively for investment in property, plant & equipment, specifically costs associated with the completion of the Company's HIV room and equipment purchases in the Company's New Jersey facility and additional equipment purchases for new hires. In the first nine months of 2004 cash used in investing activities was comprised of the purchase of Rapid Reader devices and software, and the purchase and installation of enhanced sales tracking and forecasting software.

      Net cash provided by financing activities was $49,000 for the nine months ended September 30, 2005 consisting of proceeds from borrowings on a line of credit totaling $78,000, the exercise of warrants totaling $3,000 and proceeds of $25,000 from a Columbia County Economic Development Grant offset by $57,000 in payments on mortgage and notes payable. Net cash provided by financing activities in the first nine months of 2004 was $570,000 and consisted of proceeds from the exercise of warrants totaling $528,000, proceeds from the exercise of options totaling $53,000, and borrowings on a line of credit totaling $132,000, offset by $44,000 in payments on mortgage and notes payable. The Company also issued a note payable in the amount of $85,000, which was a non-cash financing activity, bearing an interest rate of 5% and a term of two years from the manufacturer of a new mold purchased by the Company.

      The Company has available a line of credit with First Niagara Financial Group, Inc. ("FNFG") and has a maximum available line of $350,000, not to exceed 70% of accounts receivable less than 60 days. The interest rate is .25% above the FNFG prime rate and the Company is required to pay the principal down to $0 for a 30 consecutive day period in each 12 month period during which the line is available. Amounts outstanding under the line at September 30, 2005 totaled $78,000 compared to $132,000 outstanding at September 30, 2004.

      At September 30, 2005, the Company had cash and cash equivalents of $776,000.

      The Company's primary short-term capital and working capital needs relate to continued support of its research and development programs, opening new distribution opportunities, focusing sales efforts on segments of the drugs of abuse testing market that will yield high volume sales, increasing its manufacturing and production capabilities, establishing adequate inventory levels to support expected sales and instituting controls necessary to comply with financial disclosure controls as necessitated by new regulatory requirements.

ITEM 3. CONTROLS AND PROCEDURES

      As of the end of the period covered by this report, the Company's CEO and CFO reviewed the Company's disclosure controls and procedures. Based on this evaluation, the Company, including the CEO and CFO, have concluded that the Company's disclosure controls and procedures are adequate to ensure the clarity and material completeness of the Company's disclosure in its periodic reports required to be filed with the SEC. Additionally, based upon this most recent evaluation, we have concluded that there were no significant changes in internal controls or other factors that have materially affected or are likely to materially affect the Company's internal control over financial reporting during the period covered by this report.

                                     PART II

                                OTHER INFORMATION

Item 1. Legal Proceedings:

      See "Note C - Litigation" in the Notes to Financial Statements included in this report for a description of pending legal proceedings in which the Company is a party.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

      On September 7, 2005, the Company entered into a Services Agreement and Stock Grant Agreement (copies of both of these Agreements are attached to this report as Exhibit 4.7 and 4.8) with Barretto Pacific Corporation ("BPC") in which BPC would assist the Company in the dissemination and publication of information regarding the Company, its business and its affairs to members of the public in the United States of America with a view to encouraging investment in the Company's securities. Both the Services Agreement and Stock Grant Agreement were effective September 7, 2005.

      As compensation for BPC rendering these services under the Services Agreement, the Company agreed to pay BPC a fee of $115,000 in cash (the "Cash Fee"), payable in monthly installments over the one year term of the Services Agreement, restricted stock (the "Restricted Stock") and expense reimbursements.

      On September 19, 2005, the Company issued a stock certificate representing 75,000 unregistered common shares in the name of BPC as provided in the Stock Grant Agreement.

Item 3. Defaults upon Senior Securities

      None.

Item 4. Submission of Matters to a Vote of Security-Holders

      None.

Item 5. Other Information

      None.

Item 6. Exhibits

            4.7 Services Agreement dated September 7, 2005 by and between the Company and Barretto Pacific Corporation.

            4.8 Stock Grant Agreement dated September 7, 2005 by and between the Company and Barretto Pacific Corporation.

            31.1  Rule 13a-14(a)/15d-14(a) Certification of Chief Executive
                  Officer

            31.2  Rule 13a-14(a)/15d-14(a) Certification of Chief Financial
                  Officer


            32.1 Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

            32.2 Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

      In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         AMERICAN BIO MEDICA CORPORATION
                                         (Registrant)

                                         By: /s/ Keith E. Palmer
                                         --------------------------------------
                                         EVP of Finance, Chief Financial Officer
                                         and Treasurer (Principal Accounting
                                         Officer and duly authorized Officer)


Dated:  November 8, 2005

                                                                     Exhibit 4.7

Mr. Stan Cipkowski, Chief Executive Officer
Mr. Keith E. Palmer, Chief Financial Officer
American Bio Medica Corp.
122 Smith Rd.
Kinderhook, NY 12106

September 7, 2005

Gentlemen:

      This Services Agreement (the "Agreement") sets forth the terms and conditions under which Barretto Pacific Corporation ("BPC") has been engaged by American Bio Medica Corp (the "Company") for the purpose of disseminating and publicizing information regarding the Company, its business and its affairs to members of the public in the United States of America with a view to encouraging investment in the Company's securities. This Agreement is effective September 7, 2005 (the "Engagement Date").

      The parties agree as follows:

      1. The Services. In consideration of Company's payment of the Fee ( as defined below), BPC shall provide the following services to the Company (collectively, the "Services"), to the extent BPC determines each to be necessary or appropriate for the Company:

            (a) Disseminate Public Information. BPC will disseminate public information about the Company, its business and affairs, in the United States of America, to investment professionals and private parties who may have an interest in investing in the Company's securities. BPC has relationships with many members of the investment community including stockbrokers, buy and sell-side portfolio managers, buy and sell-side research analysts, financial newsletter writers, investment banks, fund managers, other investment professionals, and private investors. As a result, BPC will disseminate public information regarding the Company to its existing database of business associates and to other investment professionals whom BPC will research and identify based on their potential interest in the Company.

            (b) Communicate with Investment Community. BPC will communicate on an ongoing basis with members of the brokerage and investment community in the United States of America whom BPC has contacted for the benefit of the Company and who have expressed a continued interest in the Company.

            (c) Conduct Conference Calls. BPC will conduct periodic group conference calls with stockbrokers and other investment professionals who may have an interest in the Company. The group conference calls will enable the Company's senior management to present the Company's "story" to a captive audience.

            (d) Arrange Meetings with Investment Community. BPC will identify investor conferences where the Company's management may be invited to attend, and arrange group or individual meetings with portfolio managers, analysts, stockbrokers and other investment professionals in key money center cities.

            (e) Facilitate Research Reports. BPC will provide introductions to buy and sell-side research analysts, and financial newsletter writers with the goal of facilitating the production of one or more research reports or financial newsletters on the Company.

            (f) Facilitate Engagement of Investment Bankers. Should the Company consider a public offering, private stock sale or other transaction, BPC will assist in identifying and reaching agreement with an appropriate investment banker if requested by the Company.

            (g) News Releases. BPC will review and, where appropriate, make suggestions to modify the Company's proposed news releases. The Company will reference BPC as a contact source on all Company news releases during the term of BPC's engagement by the Company. (h) Investor Relations. BPC will advise the Company regarding best practices that are typical of the Investor Relations profession.

            (i) Public Presentations. BPC will review and comment upon the Company's web-site, brochure, PowerPoint presentation, fact sheet and other investor oriented materials.

            (j) Media Contacts. From time to time BPC will provide introductions to members of the media who may be interested in the Company's affairs.

      During the term of this Agreement BPC will devote the time and attention to performing the Services for Company that BPC believes is necessary to provide effective promotion of the Company and its affairs. Notwithstanding anything to the contrary herein, the Services will not include any actions that constitute, or that BPC believes constitute, or that BPC is advised by its counsel may constitute, general solicitation or advertising of the Company's securities, rendering legal opinions or other legal services, performing services which would require BPC to register as a broker or dealer, or performing services that would render BPC an "underwriter" pursuant to federal or state securities laws.

      2. The Fee. As compensation for BPC rendering the Services during the term of this Agreement, the Company shall pay BPC a fee of $115,000 in cash (the "Cash Fee") and $60,000 in restricted stock (the "Restricted Stock") and the expense reimbursements described in Section 3, below, collectively, (the "Fee").

      The Cash Fee includes the following payments on the following dates:

         Payment         Payment Date
         $16,000         Upon engagement
         $ 9,000         On the 7th day of each month commencing October 7, 2005

      An invoice for each payment following the initial payment will be e-mailed to the Company two (2) business days prior to its due date. Failure to receive this invoice will not relieve the Company of its obligation to promptly pay each installment of the Cash Fee.

      Payments shall be made by wire transfer to the following account:

             Barretto Pacific Corporation
             Key Bank of Washington
             Account No. 471661005077
             ABA No. 125000574

      The Restricted Stock shall be paid as follows: On the Engagement Date the Company will unconditionally instruct its transfer agent (the "Transfer Agent") to issue to BPC a certificate for seventy five thousand (75,000) shares (the equivalent of $60,000) of Company's authorized but unissued common stock (the "Restricted Stock"). The Transfer Agent will be instructed to deliver the certificate for the Restricted Stock to the Company, which shall hold it for the benefit of BPC pursuant to this Agreement. Upon receipt of the certificate of Restricted Stock the Company will advise BPC that it has received said certificate. If the Company does not terminate this Agreement pursuant to
Section 5(b)(i), below, then, on December 7, 2005, Company shall deliver the certificate representing the Restricted Stock to BPC and BPC shall own the Restricted Stock free of all liens, claims, restrictions and encumbrances except the limits of Rule 144. If the Company does terminate this Agreement pursuant to
Section 5(b)(i), below, then Company shall retain the certificate for the Restricted Stock, and BPC will execute any document required by Company to allow Company to cancel the certificate and also confirm that it [BPC] has no interest in the Restricted Stock. If, within two (2) weeks of the Engagement Date, the Company has not unconditionally instructed its Transfer Agent to issue the certificate for the Restricted Stock then, the Company shall be obligated to issue to BPC 120% of the shares of Restricted Stock described above and shall instruct its Transfer Agent accordingly.

      The Cash Fee, the expense reimbursements described in Section 3, below, and the Restricted Stock, shall be BPC's sole and exclusive entitlement against the Company as compensation for the Services.

      3. Expense Reimbursement. Except as specifically provided in this Section, BPC shall not be entitled to be reimbursed for any of the expenses, out of pocket or otherwise, that it incurs in the course of performing the Services. The Company agrees to promptly reimburse BPC for travel related expenses such as airfare, lodging and meals associated with attending meetings arranged on behalf of the Company, or accompanying management to investment conferences, or other matters that may require travel on behalf of the Company, all of which will be billed to Company at BPC's actual cost (collectively, "Allowed Expenses"). BPC shall provide Company with appropriate documentation to evidence the actual cost of the Allowed Expenses. BPC will not incur any Allowed Expense without the Company's prior approval, which approval shall constitute the Company's agreement to promptly reimburse BPC for all such approved expenses.

      Company understands that BPC's services (i) do not include the printing of any documentary material on behalf of the Company and that any expenses that may be incurred in that respect, (which will only be incurred with the Company's prior consent), shall be separately reimbursed to BPC by the Company; and (ii) do not include the cost of mailing the Company's internal "Investor Package" to members of the public who have requested such information from BPC.

      4. Company's Duties. Company shall diligently, competently and promptly take all actions reasonably requested by BPC to enable BPC to fully and satisfactorily perform the Services for Company. This may include, without limit, making its senior executives available on a regular basis to BPC; keeping BPC informed of Company's business plans and strategies; filing all required SEC reports within the prescribed time periods; integrating BPC into all discussions and processes related to investor relations issues (including the possibility of the Company hiring other vendors who may perform similar Services); distributing Company information packages requested by BPC by the end of the next business day following the date of the Company's receipt of the contact information; providing BPC with copies of all proposed news releases at least twenty-four
(24) hours before the anticipated release time; and indicating in all Company news releases that BPC is the investor relations contact reference for interested parties. If BPC's failure to perform the Services is due, in whole or in part, to Company's failure to comply with this Section, BPC shall not be in default under this Agreement.

      5. Term and Termination

            (a) Term. The Term of this Agreement will commence on the Engagement Date and continue for a period of one (1) year (the "Initial Term"), unless terminated as provided in the following subsection.

            (b) Termination. This Agreement may be terminated only as follows:

                  (i) By Company during the Term. By notice given to BPC no
            later than December 6, 2005 the Company may terminate this Agreement without cause effective as of the close of business on January 6, 2006. In the event the Company terminates the Agreement prior to or on December 6, 2005, the Company shall be obligated to pay BPC the payments due upon engagement and subsequent monthly payments of $9,000 through January 6, 2006, the final payment being due December 7, 2005; making the Company's total obligation to BPC $43,000.

                  (ii) By BPC for Company's failure to Pay Fee, Reimburse
            Expenses or Cooperate. By notice given to the Company at any time, BPC may terminate this Agreement if the Company has failed to pay any installment of the Fee when due and payable or failed to fully and promptly reimburse any Allowed Expenses or approved expenses. BPC may also terminate this Agreement if, within thirty (30) days of giving a notice to Company that specifies in detail the facts constituting Company's breach of certain of its obligations under
            Section 4 hereof, Company has not cured the breach.

                  (iii) By Either Party for any Other Material Breach. Either
            party may terminate this Agreement if, within thirty (30) days of giving a notice to the other party that specifies in detail the facts constituting the other party's breach of any material term of this Agreement, not described in subsection (ii) above, the breaching party has not cured the breach.

            (c) Consequences of Termination. If this Agreement is properly terminated, there shall be no further obligations on the part of the Company or BPC, their respective stockholders, directors, officers, employees, agents or representatives, except (i) Company will be obligated to pay BPC the Fee for all periods through the effective date of the termination and to reimburse BPC for all Allowed Expenses and for all other approved expenses incurred through that date, and (ii) BPC shall be obligated to continue to comply with the provisions of Section 9. Nothing herein shall relieve either party from liability for any material breach of this Agreement.

            (d) Limitation of Liability. Notwithstanding anything contained in this Agreement to the contrary, in no event shall BPC's liability for any breach of this Agreement exceed the amount paid by Company to BPC as Fees under this Agreement.

            (e) Liquidated Damages. If, following Company's breach of certain of its obligations under Section 4 hereof BPC gives Company the notice required by
Section 5(b)(ii), above, Company fails to cure the specified breach within the 30-day cure period, and BPC terminates this Agreement on the grounds that Company has breached some or all of its obligations under Section 4 hereof then, in addition to payment of BPC's Fees, Allowed Expenses and other approved expenses through the termination date, Company shall be obligated to pay BPC an amount equal to two (2) months' Fee, as liquidated damages and not as a penalty. The parties agree that BPC's actual damages in this circumstance will be significant but are difficult to accurately predict and that the amount described above is their mutual, good faith estimate of what those damages are expected to be.

      6. Other Consultants and other Clients. The Company reserves the right to contract other firms to provide services similar to the Services and expressly acknowledges that BPC shall be entitled to provide the Services to other public companies provided that such other representation does not in any way interfere or conflict with the effective performance of BPC's duties hereunder, and provided, further, that BPC adheres to its obligations of confidentiality as set forth in Section 9 hereof.

      7. Status as Independent Contractor. All payments hereunder will be made to BPC as an independent contractor and BPC will be solely responsible for federal, state, and city tax filings and remittances. BPC is not, and by the provision of the Services will not become, an agent or employee of the Company and will have no authority, express or implied, to commit or otherwise obligate the Company in any manner whatsoever.

      8. Compliance with Laws. BPC represents and warrants that it will perform the Services in compliance with all applicable laws and legal requirements, including but not limited to all applicable federal and state securities laws and regulations applicable to BPC or to the Company, and the Company's internal policies with respect to Insider Trading, a copy of which has been provided to BPC.

      9. Nondisclosure. BPC will not, either during or after the term of this Agreement, directly or indirectly, divulge, publish or disclose any information regarding the affairs or business of the Company or its affiliates except information that is provided by the Company and expressly authorized to be disclosed. BPC will not use for its own purposes, or for any purposes other than providing the Services to the Company, any information BPC may acquire with respect to the Company's affairs, business, or projects. Upon the termination of this Agreement (for any reason) BPC will promptly return to the Company all documents and other property of the Company including, without limitation, all Confidential Information (as defined below) and all copies thereof. BPC will deliver all such materials in accordance with the Company's directions.

      BPC acknowledges that the Company may provide to BPC material, non-public information ("Confidential Information") concerning the Company. BPC agree that only those employees or advisors who have a need to know such information will have access to such Confidential Information, and that any employee or advisor who is provided with such access will be under a written obligation to maintain the confidentiality of such Confidential Information on terms at least as restrictive as those provided for herein. BPC will not trade the Company's stock upon the basis of any material non-public information that BPC may possess.

      BPC will segregate all Confidential Information from information of other companies and will not reproduce any of the Confidential Information without the Company's prior written consent. BPC acknowledges that (i) BPC has received and read the Company's most recently filed public documents, and (ii) the Company has made available to BPC all other documents and information that BPC has requested relating to the Company.

      10. Notice. Any notice required or permitted to be given by this Agreement shall be in writing and must be given by personal delivery, by confirmed facsimile transmission, by overnight courier, or by mailing, postage prepaid, registered or certified mail. All notices shall be addressed to the receiving party at its address set forth below or to such other address as the receiving party may, by notice, designate. Notices shall be deemed to be given and effective as follows: (i) if personally delivered or sent by facsimile, as of the date the notice is personally delivered of faxed; (ii) if sent by overnight courier, two (2) business days after delivery of the notice to the courier; and
(iii) if sent by certified or registered mail, four (4) business days after mailing. Notice shall be addressed as follows:

      (a) if to the Company, to: Mr. Stan Cipkowski, 122 Smith Rd., Kinderhook, NY 12106

      (b) if to BPC, to: Landon Barretto, 1916 Pike Place, Suite 12, Box 8, Seattle, WA 98101

      11. Binding Effect; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. This Agreement may not be assigned.

      12. Severability. Each provision and paragraph of this Agreement is declared to constitute a separate and distinct covenant and to be severable from all other such separate and distinct covenants under this Agreement. If any covenant or provision herein contained is determined to be void or unenforceable, in whole or in part, such determination shall not affect or impair the validity or enforceability of any other covenant or provision contained in this Agreement and the remaining provisions of this Agreement shall be valid and enforceable to the fullest extent provided by law.

      13. No Brokers. BPC represents and warrants that it has not retained any broker or other individual in connection with the subject matter of this Agreement who may be entitled to be paid a fee by the Company in connection herewith.

      14. Entire Agreement. This Agreement replaces, supersedes and cancels all prior agreements, representations and understandings between the Company and BPC in respect of the subject matter of this Agreement.

      15. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York applicable to contracts executed and to be performed wholly within such state.

      16. Dispute Resolution. All disputes arising out of this Agreement shall be submitted to mediation. The goal of the mediation shall be to preserve and enhance the parties' relationship. Any party desiring mediation shall begin the process by giving the other party a written request to mediate, describing the issues involved and inviting the other party to join with the requesting party to name a mutually agreeable mediator and a time frame for the mediation meeting. The parties and the mediator may adopt any procedural format they choose. The contents of all discussions during the mediation shall be confidential and non-discoverable in any subsequent litigation. If the parties can agree upon a mutually acceptable resolution to the disagreement, it shall be reduced to writing, signed by the parties, and the dispute shall be deemed ended.

      If the dispute is not successfully mediated, or if either party refuses to mediate or to promptly name a mutually acceptable mediator, then any party who desires dispute resolution may institute legal proceedings. In any such legal proceeding, the prevailing party shall be awarded its reasonable legal fees and costs, in addition to any other amounts to which it may be entitled.

      17. Consent to Jurisdiction. The Company and BPC hereby irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and irrevocably waive any and all objections to such courts' exclusive jurisdiction and venue in any such suit, action or proceeding.

      18. Waiver of Jury Trial. The Company and BPC hereby waive any right they may have to a trial by jury in respect of any action, proceeding or litigation directly or indirectly arising out of, under, or in connection with this Agreement.

      19. Amendments; Waivers. No amendment or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party.

      20. Further Documents. The parties will execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement.

      21. Indemnification. BPC shall indemnify and hold harmless the Company, its directors and officers, and each person, if any, who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' and accountants' fees, disbursements and expenses, as incurred) incurred by such party arising out of or based upon (i) any failure of BPC to perform the Services in accordance with applicable law, or (ii) any suit, claim, investigation, action or other proceeding brought by any governmental entity in connection with BPC's performance under this Agreement.

      22. Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument provided that neither party shall have any obligations hereunder until all parties have become signatories hereto.

      Please confirm that the foregoing correctly sets forth our agreement by initialing each page, signing the signature page, and returning to us via facsimile a copy of this Agreement.


                                    BARRETTO PACIFIC CORPORATION

                                    By: /s/ Landon Barretto
                                        ----------------------------------------
                                        Landon Barretto, President


                                    AGREED AND ACCEPTED

                                    American Bio Medica Corp.

                                    By: /s/ Stan Cipkowski
                                        ----------------------------------------
                                        Stan Cipkowski, Chief Executive Officer


                                    By: /s/ Keith E. Palmer
                                        ----------------------------------------
                                        Keith E. Palmer, Chief Financial Officer

                                                                     Exhibit 4.8

                            American Bio Medica Corp.

                              STOCK GRANT AGREEMENT

THIS STOCK GRANT AGREEMENT (this "Agreement") is entered into by BARRETTO PACIFIC CORPORATION (the "Grantee") and American Bio Medica Corp. (the "Company"). This Agreement is entered into in connection with the Grantee's receipt of securities of Company, and is a condition to the issuance by the Company of such securities as contemplated herein.

1. Securities Granted. Company hereby grants to Grantee seventy five thousand (75,000) shares of the Company's $0.01 par value common stock (such shares and any securities which may be issued to Grantee with respect to such shares, whether pursuant to a stock split, stock dividend, or otherwise, are referred to herein as the "Securities"). The Securities are being granted to Grantee as compensation for the services to be provided by Grantee to the Company pursuant to that certain Services Agreement effective September 7, 2005 by and between the Grantee and the Company (the "Services Agreement"), which is attached hereto and incorporated herein by reference.

2. Delivery of Stock Certificate. Promptly after execution of this Agreement by the Grantee and the Company, a certificate representing the Securities will be issued and registered in the name of the Grantee and delivered to the Company. As set forth in the Services Agreement, Company shall temporarily retain possession of the certificate.

3.    Investment Intent. Grantee represents and warrants to Company as follows:

(a) Grantee has been advised that (i) the grant of the Securities to Grantee has not been registered under the Securities Act of 1933 ( the "Act") on the grounds, among others, that (i) it will be exempt from registration under Section 4(2) of the Act as a transaction not involving a public offering; (ii) reliance upon such exemption or exemptions is predicated in part on Grantee's representation that Grantee is acquiring such Securities for investment for Grantee's own account with no present intention of dividing Grantee's participation with others or reselling or otherwise distributing the same, and the Grantee alone shall have the full legal and equitable right, title and interest in the Securities; and (iii) Grantee's representations, including the foregoing, are essential to the reliance of the Company upon exemptions from registration or qualifications of this transaction or the Securities under applicable state securities laws.

(b) Grantee understands that the effect and intent of Grantee's representations in subparagraph 3(a) above to be that Grantee does not presently contemplate the disposal of all or any part of the Securities, and that at such time as Grantee determines to dispose of all or any part of the Securities, Grantee understands that Grantee must first notify the Company, and that the Company may require an opinion of its attorney, of Grantee's attorney, or both, that such disposition will not negate Grantee's intent as expressed herein, and that in view of the exemption claimed, such disposition will be permissible.

(c) Grantee understands that the subsequent transfer of the Securities will be restricted, and that the effect of the restrictions on the transfer of the Securities include the facts, among others, that (i) Grantee will not have liquidity with respect to the Securities for an indefinite period of time and in no event less than one year from the date of grant, and (ii) Grantee will be unable to sell, encumber or otherwise transfer the Securities unless there is an effective registration statement covering such disposition under the Act, and effective registrations and qualifications under applicable state law, or exemptions from such registrations or qualifications under the Act and state law are applicable.

(d) Grantee recognizes that the Securities are a long-term investment. Grantee has a financial net worth or anticipated income such that a sale of such Securities need not be made in the foreseeable future to satisfy any financial obligation of which Grantee is or which Grantee contemplates Grantee will become subject.

(e) Grantee understands that exemptions from the registration and qualification requirements, as referred to in subparagraph 3(c) above, may not be available to Grantee, and the Company will have no obligation to assist Grantee in registering or qualifying a disposition of the Securities or in obtaining or establishing an exemption from such a registration or qualification requirements.

(f) Grantee understands that any certificate representing the Securities will bear legends stating in effect that the issuance of the Securities and resale of the Securities have not been registered under the Act or any applicable state securities laws and such legends may refer to the restrictions or transfers and sales contained in this Agreement. Grantee further understands that a stop-transfer restriction may be placed in the books and records of the Company with respect to the Securities.

(g) Grantee's acquisition of the Securities is not the result of any general solicitation or general advertising, including, but not limited to: (i) any advertisement, article, notice or other communication media or broadcast over television or radio; and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

4. State of Residence. Grantee represents and warrants to the Company that the Grantee is a corporation governed by the laws of the State of Nevada and that its principal executive offices are located at 1916 Pike Place, Suite 12, Box 8, Seattle, WA 98101.

5.    Representation Regarding Accredited Grantee Status.

(a) Please indicate below whether the Grantee is an "Accredited Investor, " as defined in Rule 501 (a) of Regulation D under the Act:

Yes: ___x___

No:  _______

      (b) If the Grantee is an Accredited Investor, this representation is based on the following (please indicate one or more, as applicable):

            ___ (1) The Grantee has total assets in excess of $5,000,000 and was not formed for the specific purpose of acquiring shares of the Company.

            _x_ (2) The Grantee is an entity, all of whose equity owners are accredited investors. (Please provide written representation of accredited investor status from each equity owner using Attachment A hereto.)

            ___ (3) The Grantee otherwise qualifies as an Accredited Investor. (Please explain qualifications): _______________________________________________

6. Knowledge and Experience. Grantee represents and warrants to the Company as follows:

(a) Grantee has such knowledge and experience in financial and business maters that Grantee is capable of evaluating the merits and risks of the prospective ownership of the Securities.

(b) Grantee has obtained, to the extent Grantee deems necessary, personal and professional advice with respect to the risks inherent in the ownership of the Securities in light of Grantee's financial condition and investment needs.

(c) Grantee has been given access to full and complete information regarding the Company and has utilized such access to its satisfaction for the purpose of obtaining information; and particularly, Grantee has been given reasonable opportunity to meet with representatives of the Company for the purpose of asking questions of, and receiving answers from, such representatives concerning the Company and the Securities and to obtain any additional information, to the extent reasonably available. Grantee acknowledges that it has had satisfactory opportunity to review and consider all of the Company's publicly available reports and documents filed with the Securities and Exchange Commission to the extent deemed appropriate by the Grantee.

7. Lack of Availability of Rule 144 Under the Act. The Grantee understands and acknowledges that the Company has no obligation to undertake or complete a public sale of the Securities and that the Securities will remain subject to the restrictions on transferability described in this Agreement. The Grantee further understands and acknowledges that although the Company currently files periodic reports with the Securities and Exchange Commission pursuant to the requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it may not be obligated to file such reports at any time in the future. The Grantee also understands that the Company has not agreed to supply such other information as would be required to enable routine sales of the Company's common stock to be made under the provisions of certain rules respecting "restricted securities," including Rule 144 promulgated under the Act by the Securities Exchange Commission. Thus, the Grantee has been informed that the Company is not obligated to make publicly available or to provide the Grantee with the information required by Rule 144.

8. Correctness of Information; Changes. All of the foregoing information which the Grantee has provided concerning Grantee, Grantee's financial position and Grantee's knowledge of financial and business matters, is correct and complete as of the date set forth at the end hereof.

9. Indemnification. Grantee agrees to indemnify the Company against and to hold the Company harmless from any damage, loss, liability, claim or expense including, without limitation, reasonable attorneys' fees, resulting from or arising out of the inaccuracy or alleged inaccuracy of any of the representations, warranties or statements of the Grantee contained in this Agreement, including without limitation any violation or alleged violation of the registration requirements of the Act or applicable state law in connection with any subsequent sale of the Securities by Grantee.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of New York without reference to such state's conflict or choice of law provisions. Actions litigated in connection with this Agreement, if any, shall have their venue exclusively in the state and federal courts located in the State of New York.

11. Additional Information. Grantee shall supply such additional information and documentation relating to Grantee and any persons who have any rights or interest in Grantee as may be requested by the Company in order to ensure compliance by the Company with applicable laws.

12. Successors and Assigns. The representations and warranties made by the Grantee in this Agreement are binding on the Grantee's successors and assigns and are made for the benefit of the Company and any other person who may become liable for violations of applicable securities laws as a result of the inaccuracy or falsity of any of the Grantee's representations or warranties.

13. Counterparts. This Agreement may be executed by the Company and by the Grantee in separate and several counterparts, each of which shall be deemed an original.

14. Entire Agreement; Amendment. This Agreement and the Services Agreement represent the entire agreement of the parties regarding the subject matter hereof and may not be amended by any prior or contemporaneous oral or written representation. This Agreement may be amended only by a writing signed by the party to be charged therewith.

                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

                                 SIGNATURE PAGE

The undersigned have entered into this Stock Grant Agreement as of September 7, 2005.


BARRETTO PACIFIC CORPORATION

By:  /s/ Landon Barretto
     -------------------
     Landon Barretto, President


         91 - 1629148
   Tax Identification Number


American Bio Medica Corp.

By:  /s/ Stan Cipkowski
     -------------------
     Stan Cipkowski, Chief Executive Officer


By:  /s/ Keith E. Palmer
     -------------------
     Keith E. Palmer, Chief Financial Officer

ATTACHMENT A

                  INDIVIDUAL ACCREDITED INVESTOR REPRESENTATION


I, Landon Barretto, the undersigned, am an equity owner in Barretto Pacific Corporation and am making this representation in connection with the issuance of American Bio Medica Corporation common stock to Barretto Pacific Corporation. I am an "Accredited Investor," as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Act"). This representation is based on the following (initial one or more, as applicable):


_x_ (i) The undersigned is an individual with a net worth or a joint net worth together with his or her spouse, in excess of $1,000,000. (In calculating worth, you may include equity in personal property and real estate, including your principal residence, cash, short-term investments, stock and securities. Equity in personal property and real estate should be based on the fair market value of such personal property and real estate should be based on the fair market value of such property less any debt secured by such property.)

_x_ (ii) The undersigned is an individual that had an individual income in excess of $200,000 in each of the prior two years and reasonably expects an income in excess of $200,000 in the current year.

___ (iii) The undersigned is an individual that had with his or her spouse joint income in excess of $300,000 in each of the prior two years and reasonably expects joint income in excess of $300,000 in the current year


Dated: September 7, 2005
                                           /s/ Landon Barretto
                                           -------------------
                                               Landon Barretto

                                                                    Exhibit 31.1

                                 CERTIFICATIONS

I, Stan Cipkowski, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of American Bio Medica Corporation;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) [omitted]; and

c) evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the small business issuer's internal control over financial reporting that occurred during the small business issuer's most recent fiscal quarter (the small business issuer's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer's internal control over financial reporting; and

5. The small business issuer's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer's auditors and the audit committee of the small business issuer's board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer's ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer's internal control over financial reporting; and


/s/ Stan Cipkowski
------------------
Chief Executive Officer

Date:  November 8, 2005

                                                                    Exhibit 31.2

                                 CERTIFICATIONS

I, Keith E. Palmer, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of American Bio Medica Corporation;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) [omitted]; and

c) evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the small business issuer's internal control over financial reporting that occurred during the small business issuer's most recent fiscal quarter (the small business issuer's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer's internal control over financial reporting; and

5. The small business issuer's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer's auditors and the audit committee of the small business issuer's board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer's ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer's internal control over financial reporting; and


/s/ Keith E. Palmer
-------------------
Chief Financial Officer & Executive Vice President

Date:  November 8, 2005

                                                                    EXHIBIT 32.1

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

      In connection with the Quarterly Report of American Bio Medica Corporation (the "Company") on Form 10-QSB for the period ending September 30, 2005 as filed with the Securities and Exchange Commission on November 8, 2005 (the "Report"), I, Stan Cipkowski, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

      (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

                                                     /s/ Stan Cipkowski
                                                     ------------------
                                                     Chief Executive Officer

                                                     November 8, 2005

                                                                    EXHIBIT 32.2

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

      In connection with the Quarterly Report of American Bio Medica Corporation (the "Company") on Form 10-QSB for the period ending September 30, 2005 as filed with the Securities and Exchange Commission on November 8, 2005 (the "Report"), I, Keith E. Palmer, Chief Financial Officer and Executive Vice President of the Company, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

      (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

                                                     /s/ Keith E. Palmer
                                                     -------------------
                                                     Keith E. Palmer
                                                     Chief Financial Officer and
                                                     Executive Vice President

                                                     November 8, 2005